Filed Pursuant to Rule 424(b)(5)
SEC File No. 333-198313

PROSPECTUS SUPPLEMENT

(To Prospectus Dated September 8, 2014)

Common Units

Representing Limited Partner Interests

Having an Aggregate Offering Price of Up to

$650,000,000

This prospectus supplement and the accompanying base prospectus relate to the offer and sale from time to time of common units representing limited partner interests in ONEOK Partners, L.P. having an aggregate offering price of up to $650,000,000 through the managers named in this prospectus supplement. These sales, if any, will be made pursuant to the terms of an equity distribution agreement between us and the managers, which was filed with the Securities and Exchange Commission on November 19, 2014 as an exhibit to a Current Report on Form 8-K.

Under the terms of the equity distribution agreement, we also may sell common units to any manager as principal for its own account at a price agreed upon at the time of the sale. If we sell common units to any such manager as principal, we will enter into a separate terms agreement with that manager and we will describe that agreement in a separate prospectus supplement or pricing supplement.

Our common units trade on the New York Stock Exchange, or NYSE, under the symbol “OKS.” The last reported sale price of our common units on November 18, 2014 was $49.41 per unit. Sales of common units under this prospectus supplement, if any, will be made from time to time by means of ordinary brokers’ transactions through the facilities of the NYSE at market prices, in block transactions, or as otherwise agreed between us and the managers, by means of any other existing trading market for our common units or to or through a market maker other than on an exchange.

Investing in our common units involves a high degree of risk. Before buying any common units, you should read the discussion of material risks of investing in our common units in “Risk Factors” beginning on page S-3 of this prospectus supplement, on page 6 of the accompanying base prospectus and the other risks identified in the documents incorporated by reference herein before making a decision to purchase common units in this offering.

The compensation to each manager for sales of common units under this prospectus supplement shall be up to, but shall not exceed, 2.0% of the gross sales of the common units sold by such manager. The net proceeds we receive from any sales under this prospectus supplement will be used as described under “Use of Proceeds” in this prospectus supplement. The common units to which this prospectus supplement relates will be sold through only one manager on any given day.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Managers

Citigroup	Barclays	BofA Merrill Lynch	Deutsche Bank Securities

Goldman, Sachs & Co.	Jefferies	J.P. Morgan	Morgan Stanley	MUFG

RBC Capital Markets	UBS Investment Bank	Wells Fargo Securities

The date of this prospectus supplement is November 19, 2014.

IMPORTANT NOTICE ABOUT INFORMATION IN THIS

PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING BASE PROSPECTUS

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying base prospectus, which gives more general information, some of which may not apply to this offering of common units. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. If information varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference into this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. Please read “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus supplement and the accompanying base prospectus.

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PROSPECTUS

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SUMMARY

This summary highlights certain information about our partnership. It is not complete and does not contain all the information that you should consider before investing in our common units. You should carefully read this entire prospectus supplement, the accompanying base prospectus and the other documents incorporated by reference herein and therein to understand fully our partnership, the terms of our common units and the tax and other considerations that are important in making your investment decision. Please read “Risk Factors” and the other cautionary statements in this prospectus supplement, in the accompanying base prospectus and the other risks identified in the documents incorporated by reference herein before making a decision to purchase common units in this offering.

For purposes of this prospectus supplement and the accompanying base prospectus, unless otherwise indicated, the terms “ONEOK Partners,” “the partnership,” “us,” “we,” “our” and similar terms refer to ONEOK Partners, L.P. and its consolidated subsidiaries.

ONEOK Partners, L.P.

We are a publicly traded master limited partnership, organized under the laws of the state of Delaware, that was formed in 1993. Our common units are listed on the NYSE under the trading symbol “OKS.” We are one of the largest publicly traded master limited partnerships and a leader in the gathering, processing, storage and transportation of natural gas in the United States. In addition, we own one of the nation’s premier natural gas liquids systems, connecting natural gas liquids (“NGLs”) supply in the Mid-Continent and Rocky Mountain regions with key market centers. We apply our core capabilities of gathering, processing, fractionating, transporting, storing and marketing natural gas and NGLs through the rebundling of services across the value chains through vertical integration in an effort to provide our customers with premium services at lower costs.

Our Principal Executive Offices

Our principal executive offices are located at 100 West Fifth Street, Tulsa, Oklahoma, 74103-4298, and our telephone number at that address is (918) 588-7000. We maintain a website at www.oneokpartners.com that provides information about our business and operations. Information contained on this website, however, is not incorporated into or otherwise a part of this prospectus supplement or the accompanying base prospectus.

The Offering

Common Units Offered	Common units having an aggregate offering price of up to $650,000,000.

Use of Proceeds	We intend to use the net proceeds from this offering, after deducting managers’ commissions and our offering expenses, for general partnership purposes, which may include repaying or refinancing all or a portion of our outstanding indebtedness and funding working capital, capital expenditures or acquisitions. Please read “Use of Proceeds.”

Affiliates of certain of the managers are lenders under our revolving credit facility. To the extent we use proceeds from this offering to repay indebtedness under our revolving credit facility, such affiliates may receive proceeds from this offering. Additionally, affiliates of certain of the managers are dealers under our commercial paper program. To the extent we use proceeds from this offering to repay notes issued under our commercial paper program and such affiliates hold such notes, such affiliates may receive proceeds from this offering. Please read “Plan of Distribution.”

Exchange Listing	Our common units are traded on the NYSE under the symbol “OKS.”

Risk Factors	There are risks associated with this offering and our business. You should consider carefully the risk factors discussed under the heading “Risk Factors” on page S-3 of this prospectus supplement and beginning on page 6 of the accompanying base prospectus and the other risks identified in the documents incorporated by reference herein before making a decision to purchase common units in this offering.

RISK FACTORS

An investment in our common units involves risk. You should carefully read the risk factors set forth in our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and those that are included in the accompanying base prospectus or that may be included in any applicable prospectus supplement, together with all of the other information included in, or incorporated by reference into, this prospectus supplement and the accompanying base prospectus, when evaluating an investment in our common units.

USE OF PROCEEDS

We intend to use the net proceeds of this offering, after deducting managers’ commissions and our offering expenses, for general partnership purposes, which may include repaying or refinancing all or a portion of our outstanding indebtedness and funding working capital, capital expenditures or acquisitions.

Affiliates of certain of the managers are lenders under our revolving credit facility. To the extent we use proceeds from this offering to repay indebtedness under our revolving credit facility, such affiliates may receive proceeds from this offering. Additionally, affiliates of certain of the managers are dealers under our commercial paper program. To the extent we use proceeds from this offering to repay notes issued under our commercial paper program and such affiliates hold such notes, such affiliates may receive proceeds from this offering. Please read “Plan of Distribution.”

MATERIAL TAX CONSIDERATIONS

The tax consequences to you of an investment in our common units will depend in part on your own tax circumstances. For a discussion of the material U.S. federal income tax considerations associated with our operations and the purchase, ownership and disposition of our common units, please read “Material United States Federal Income Tax Considerations” in the accompanying base prospectus and the risk factors included under the caption “Tax Risks” in our most recent Annual Report on Form 10-K, which is incorporated by reference into this prospectus supplement. You are urged to consult with your own tax advisor about the federal, state, local and foreign tax consequences particular to your circumstances.

PLAN OF DISTRIBUTION

On November 19, 2014, we entered into an equity distribution agreement with Citigroup Global Markets Inc., Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Goldman, Sachs & Co., Jefferies LLC, J.P. Morgan Securities LLC, Mitsubishi UFJ Securities (USA), Inc., Morgan Stanley & Co. LLC, RBC Capital Markets, LLC, UBS Securities LLC and Wells Fargo Securities, LLC, as managers, under which we are permitted to offer and sell from time to time common units having an aggregate offering price of up to $650,000,000. On November 19, 2014, we filed the equity distribution agreement with the Securities and Exchange Commission (“SEC”) as an exhibit to a Current Report on Form 8-K, which is incorporated by reference into this prospectus supplement. The sales, if any, of common units made under the equity distribution agreement will be made by means of ordinary brokers’ transactions on the NYSE at market prices, in block transactions, or as otherwise agreed upon by the managers and us, by means of any other existing trading market for our common units or to or through a market maker other than on an exchange. The managers will not engage in any transactions that stabilize the price of our common units.

Under the terms of the equity distribution agreement, we also may sell common units to one or more of our managers as principal for its own account at a price agreed upon at the time of sale. If we sell common units to one or more of our managers as principal, we will enter into a separate agreement with such manager and we will describe such agreement in a separate prospectus supplement or pricing supplement.

We will designate the maximum amount of common units to be sold on a daily basis or otherwise through one of the managers as we and that manager agree and the minimum price per common unit at which such common units may be sold. Subject to the terms and conditions of the equity distribution agreement, the managers will use their reasonable efforts to sell on our behalf all of the designated common units. We may instruct the managers not to sell any common units if the sales cannot be effected at or above the price designated by us in any such instruction. We or any of the managers may suspend the offering of common units at any time and from time to time by notifying the other party.

Each manager will provide to us written confirmation following the close of trading on the NYSE each day in which common units are sold by it as our agent under the equity distribution agreement. Each confirmation provided by one of the managers will include the number of common units sold on that day, the aggregate gross sales proceeds, the net proceeds to us (after deduction of the compensation to such manager and any regulatory transaction fees, if any, but before other expenses) and the compensation payable by us to such manager with respect to such manager’s sales. We will report at least quarterly the number of common units sold through the managers under the equity distribution agreement, the net proceeds to us (after deduction of the compensation to the managers and any regulatory transaction fees, if any, but before other expenses) and the compensation paid by us to the managers in connection with the sales of the common units.

We will pay each manager a commission of up to, but not exceeding, 2.0% of the gross sales price of the common units sold by such manager pursuant to the equity distribution agreement. We have agreed to reimburse the managers for certain of their expenses.

Settlement for sales of common units will occur on the third business day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

If we or any of the managers have reason to believe that our common units are no longer an “actively-traded security” as defined under Rule 101(c)(l) of Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that party will promptly notify the other parties and sales of common units pursuant to the equity distribution agreement or any terms agreement will be suspended until Rule 101(c)(1) or another exemptive provision has been satisfied in the judgment of each party.

The offering of common units pursuant to the equity distribution agreement will terminate upon the earlier of (1) the sale of all common units subject to the equity distribution agreement or (2) the termination of the equity distribution agreement by us or by each of the managers.

In connection with the sale of the common units on our behalf, each of the managers may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and the compensation paid to the managers may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the managers against certain liabilities, including civil liabilities under the Securities Act.

The managers and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The managers and their respective affiliates have provided in the past and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us for which they will receive customary fees. Affiliates of certain of the managers are dealers under our commercial paper program and, to the extent that they or their affiliates hold such commercial paper, will receive their respective share of any repayment by us of amounts outstanding thereunder. Affiliates of certain of the managers are also lenders under our $1.7 billion revolving credit agreement. Affiliates of certain of the managers hold our common units.

Relationships/FINRA Conduct Rules

From time to time, the managers and their affiliates have provided, directly or indirectly, investment and commercial banking or financial advisory services to us and our affiliates, for which they have received customary fees and commissions, and they expect to provide these services to us and our affiliates in the future, for which they expect to receive customary fees and commissions.

Affiliates of certain of the managers are lenders under our revolving credit facility and, to the extent we use proceeds from this offering to repay indebtedness under our revolving credit facility, will receive their respective shares of any repayment of amounts outstanding under such facility with the proceeds of this offering. Additionally, affiliates of certain of the managers are dealers under our commercial paper program. To the extent we use proceeds from this offering to repay notes issued under our commercial paper program and such affiliates hold such notes, such affiliates may receive proceeds from this offering. No conflict of interest exists between us and the managers under the Financial Industry Regulatory Authority (“FINRA”) Rule 5121.

Because FINRA views the common units offered hereby as interests in a direct participation program, the offering is being made in compliance with FINRA Rule 2310. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

In the ordinary course of their various business activities, the managers and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The managers and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

LEGAL MATTERS

The validity of the common units being offered hereunder is being passed upon for us by Andrews Kurth LLP, Houston, Texas. Certain other legal matters for us will be passed upon for us by GableGotwals, Tulsa, Oklahoma. Certain legal matters will be passed upon for the managers by Shearman & Sterling LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated into this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports and other information with the SEC under the Exchange Act. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our SEC filings also are available on the SEC’s website. You also can obtain information about us at the offices of the NYSE, located at 20 Broad Street, New York, New York 10005.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than any portions of the respective filings that were furnished, pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K (including exhibits related thereto) or other applicable SEC rules, rather than filed, prior to the consummation of the offering under this prospectus supplement:

•	Annual Report on Form 10-K (File No. 1-12202) for the year ended December 31, 2013 filed on February 25, 2014;

•	Quarterly Reports on Form 10-Q (File No. 1-12202) for the quarters ended March 31, 2014 filed on May 7, 2014, June 30, 2014 filed on August 6, 2014 and September 30, 2014 filed on November 5, 2014;

•	Current Reports on Form 8-K (File No. 1-12202) filed on January 17, 2014 (Item 8.01/9.01), April 18, 2014 (Item 8.01/9.01), May 16, 2014 (Item 1.01/9.01), July 25, 2014 (Item 8.01/9.01), October 23, 2014 (Item 8.01/9.01) and November 19, 2014 (Item 1.01/9.01); and

•	the description of our common units contained in Amendment No. 2 to our Registration Statement on Form 8-A (filed on September 19, 2006), including any amendment or reports filed for the purpose of updating the description.

If information in incorporated documents conflicts with information in this prospectus supplement, you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document.

Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone at the following address and phone number:

ONEOK Partners, L.P.

100 West Fifth Street

Tulsa, OK 74103-4298

(877) 208-7318 or (918) 588-7950

PROSPECTUS

Common Units

Representing Limited Partner Interests

We may from time to time, in one or more offerings, offer and sell common units representing limited partner interests in us in an amount up to $650,000,000 in aggregate initial offering price. Our common units are listed for trading on the New York Stock Exchange, or NYSE, under the symbol “OKS.”

We may offer and sell these common units to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis and in amounts, at prices and on terms to be determined by market conditions and other factors at the time of our offerings. This prospectus describes only the general terms of these common units and the general manner in which we will offer them. The specific terms of any common units that we offer will be included in a supplement to this prospectus. The prospectus supplement will describe the specific manner in which we will offer the common units, and also may add, update or change information contained in this prospectus.

You should carefully read this prospectus and the applicable prospectus supplement before you invest in our common units. You also should read the documents to which we have referred you in the “Where You Can Find More Information” section of this prospectus for additional information about us and our financial statements. This prospectus may not be used to consummate sales of our common units unless it is accompanied by a prospectus supplement.

Investing in our common units involves risks. Limited partnerships are inherently different from corporations. You should carefully consider the risk factors described under “Risk Factors” on page 6 of this prospectus and in the applicable prospectus supplement and in the documents incorporated by reference herein and therein before you make an investment in our common units.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 8, 2014

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ABOUT THIS PROSPECTUS

The information contained in this prospectus is not complete and may be changed. We have not authorized anyone else to provide you with information different than the information provided in or incorporated by reference in this prospectus, any prospectus supplement, or documents to which we otherwise refer you. We are not making an offer of any securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the document in which such information is contained or such other date referred to in such document, regardless of the time of any sale or issuance of a security.

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. You should read both this prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

This prospectus contains a general description of us and the common units. Each time we sell common units with this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add to, update or change information contained in this prospectus. The information in this prospectus is accurate as of its date. You should carefully read this prospectus and the applicable prospectus supplement before you invest in our common units. You also should carefully read the documents to which we have referred you in the “Where You Can Find More Information” section of this prospectus for additional information about us and our financial statements. To the extent information in this prospectus is inconsistent with information contained in the applicable prospectus supplement, you should rely on the information in the prospectus supplement.

Unless we otherwise indicate or unless the context requires, all references in this prospectus to “ONEOK Partners,” “we,” “us” and “our” or similar references mean ONEOK Partners, L.P. and its subsidiaries, predecessors and acquired businesses.

ONEOK PARTNERS, L.P.

We are a publicly traded master limited partnership, organized under the laws of the state of Delaware, that was formed in 1993. Our common units are listed on the NYSE under the trading symbol “OKS.” We are one of the largest publicly traded master limited partnerships and a leader in the gathering, processing, storage and transportation of natural gas in the United States. In addition, we own one of the nation’s premier natural gas liquids systems, connecting natural gas liquids (“NGLs”) supply in the Mid-Continent and Rocky Mountain regions with key market centers. We apply our core capabilities of gathering, processing, fractionating, transporting, storing and marketing natural gas and NGLs through the rebundling of services across the value chains through vertical integration in an effort to provide our customers with premium services at lower costs.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933, as amended, or the Securities Act, that registers the common units offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

We file annual, quarterly and current reports and other information with the SEC. You can read and copy any materials we file with the SEC at its Public Reference Room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You can obtain information about the operations of the SEC Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. Our common units are listed on the NYSE (NYSE: OKS), and you can obtain information about us at the offices of the NYSE, 20 Broad Street, New York, New York 10005. General information about us, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports, is available free of charge through our website at http://www.oneokpartners.com as soon as reasonably practicable after we electronically file them with, or furnish them to, the SEC. Information on, or accessible through, our website is not incorporated into this prospectus or our other securities filings and is not a part of these filings.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the previously filed information.

The documents listed below and any future filings made by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, other than any portions of the respective filings that were furnished, pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K (including exhibits related thereto) or other applicable SEC rules, rather than filed, prior to the termination of the offerings under this prospectus are incorporated by reference in this prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2013, filed on February 25, 2014;

•	Quarterly Reports on Form 10-Q for the periods ended March 31, 2014, filed on May 7, 2014 and June 30, 2014, filed on August 6, 2014;

•	Current Reports on Form 8-K filed on January 17, 2014 (except for the information furnished pursuant to Item 7.01 and the furnished exhibit relating to that information), April 18, 2014 (except for the information furnished pursuant to Item 7.01 and the furnished exhibit relating to that information); May 16, 2014 (except for the information furnished pursuant to Item 7.01 and the furnished exhibit relating to that information) and July 25, 2014 (except for the information furnished pursuant to Item 7.01 and the furnished exhibits relating to that information); and

•	the description of our common units contained in Amendment No. 2 to our Registration Statement on Form 8-A (filed on September 19, 2006), including any amendment or reports filed for the purpose of updating the description.

You may request a copy of these filings (other than an exhibit to the filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

ONEOK Partners, L.P.

100 West Fifth Street

Tulsa, Oklahoma 74103

Attention: Corporate Secretary

Telephone: (918) 588-7000

You should rely only on the information contained or incorporated by reference in this prospectus or in any prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell, or soliciting an offer to buy, securities in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing or incorporated by reference in this prospectus, the applicable prospectus supplement or any applicable pricing supplement is accurate only as of the date of the documents containing the information, regardless of the time of its delivery or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained and incorporated in this prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The forward-looking statements relate to our anticipated financial performance (including projected operating income, net income, capital expenditures, cash flow and projected levels of cash distributions), liquidity, management’s plans and objectives for our future growth projects and future operations (including plans to construct additional natural gas and natural gas liquids pipelines and processing facilities and related cost estimates), our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this prospectus identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled” and other words and terms of similar meaning.

One should not place undue reliance on forward-looking statements. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	the effects of weather and other natural phenomena, including climate change, on our operations, demand for our services and energy prices;

•	competition from other United States and foreign energy suppliers and transporters, as well as alternative forms of energy, including, but not limited to, solar power, wind power, geothermal energy and biofuels such as ethanol and biodiesel;

•	the capital intensive nature of our businesses;

•	the profitability of assets or businesses acquired or constructed by us;

•	our ability to make cost-saving changes in operations;

•	risks of marketing, trading and hedging activities, including the risks of changes in energy prices or the financial condition of our counterparties;

•	the uncertainty of estimates, including accruals and costs of environmental remediation;

•	the timing and extent of changes in energy commodity prices;

•	the effects of changes in governmental policies and regulatory actions, including changes with respect to income and other taxes, pipeline safety, environmental compliance, climate change initiatives and authorized rates of recovery of natural gas and natural gas transportation costs;

•	the impact on drilling and production by factors beyond our control, including the demand for natural gas and crude oil; producers’ desire and ability to obtain necessary permits; reserve performance; and capacity constraints on the pipelines that transport crude oil, natural gas and NGLs from producing areas and our facilities;

•	difficulties or delays experienced by trucks, railroads or pipelines in delivering products to or from our terminals or pipelines;

•	changes in demand for the use of natural gas, NGLs and crude oil because of market conditions caused by concerns about climate change;

•	conflicts of interest between us, ONEOK Partners GP, L.L.C., our general partner, and related parties of our general partner;

•	the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control;

•	our indebtedness could make us vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantages compared with our competitors that have less debt or have other adverse consequences;

•	actions by rating agencies concerning the credit ratings of us or the parent of our general partner;

•	the results of administrative proceedings and litigation, regulatory actions, rule changes and receipt of expected clearances involving any local, state or federal regulatory body, including the Federal Energy Regulatory Commission (“FERC”), the National Transportation Safety Board, the Pipeline and Hazardous Materials Safety Administration, the Environmental Protection Agency and the Commodities Futures Trading Commission;

•	our ability to access capital at competitive rates or on terms acceptable to us;

•	risks associated with adequate supply to our gathering, processing, fractionation and pipeline facilities, including production declines that outpace new drilling or extended periods of ethane rejection;

•	the risk that material weaknesses or significant deficiencies in our internal control over financial reporting could emerge or that minor problems could become significant;

•	the impact and outcome of pending and future litigation;

•	the ability to market pipeline capacity on favorable terms, including the effects of:

•	future demand for and prices of natural gas, NGLs and crude oil;

•	competitive conditions in the overall energy market;

•	availability of supplies of Canadian and United States natural gas and crude oil; and

•	availability of additional storage capacity;

•	performance of contractual obligations by our customers, service providers, contractors and shippers;

•	the timely receipt of approval by applicable governmental entities for construction and operation of our pipeline and other projects and required regulatory clearances;

•	our ability to acquire all necessary permits, consents and other approvals in a timely manner, to promptly obtain all necessary materials and supplies required for construction, and to construct gathering, processing, storage, fractionation and transportation facilities without labor or contractor problems;

•	the mechanical integrity of facilities operated;

•	demand for our services in the proximity of our facilities;

•	our ability to control operating costs;

•	acts of nature, sabotage, terrorism or other similar acts that cause damage to our facilities or our suppliers’ or shippers’ facilities;

•	economic climate and growth in the geographic areas in which we do business;

•	the risk of a prolonged slowdown in growth or decline in the United States or international economies, including liquidity risks in United States or foreign credit markets;

•	the impact of recently issued and future accounting updates and other changes in accounting policies;

•	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East and elsewhere;

•	the risk of increased costs for insurance premiums, security or other items as a consequence of terrorist attacks;

•	risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

•	the impact of uncontracted capacity in our assets being greater or less than expected;

•	the ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our state and FERC-regulated rates;

•	the composition and quality of the natural gas and NGLs we gather and process in our plants and transport on our pipelines;

•	the efficiency of our plants in processing natural gas and extracting and fractionating NGLs;

•	the impact of potential impairment charges;

•	the risk inherent in the use of information systems in our respective businesses, implementation of new software and hardware, and the impact on the timeliness of information for financial reporting;

•	our ability to control construction costs and completion schedules of our pipelines and other projects; and

•	the risk factors listed in the reports we have filed and may file with the SEC, which are incorporated by reference.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail under the caption “Risk Factors” on page 6 of this prospectus and, in our most recent Annual Report on Form 10-K, and in our Quarterly Reports on Form 10-Q that are incorporated by reference and may be included in any applicable prospectus supplement. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.

RISK FACTORS

Before you invest in our common units, you should carefully consider those risk factors included in our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our other filings with the SEC that are incorporated herein by reference and any prospectus supplement used in connection with an offering of our securities, as well as the information relating to us identified above under “Cautionary Statement Regarding Forward-Looking Statements.”

If any of these risks were to materialize, our business, financial condition, results of operations, or cash flow could be materially adversely affected. In that case, our ability to pay distributions to our unitholders may be reduced, the trading price of our common units could decline and you could lose all or part of your investment.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we will use the net proceeds we receive from the sale of the common units covered by this prospectus for general partnership purposes, including the repayment of debt, acquisitions and capital expenditures and additions to working capital.

The actual application of proceeds we receive from the sale of any particular offering of common units using this prospectus will be described in the applicable prospectus supplement relating to such offering.

DESCRIPTION OF OUR COMMON UNITS

Our common units and Class B units represent limited partner interests that entitle the holders to participate in our cash distributions and to exercise the rights and privileges available to limited partners under our Third Amended and Restated Agreement of Limited Partnership, as amended by Amendment No. 1, Amendment No. 2 and Amendment No. 3 thereto (as amended, our “partnership agreement”). For a description of the rights and privileges of common unitholders in and to partnership distributions, please read “Cash Distributions” in this prospectus. For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read “The Partnership Agreement” in this prospectus.

Number of Common Units

As of August 21, 2014, we had 175,910,629 common units and 72,988,252 Class B units outstanding, representing a 98% limited partner interest in us. Thus, our equity consists of a 2% general partner interest and common units and Class B units representing in the aggregate a 98% limited partner interest.

Voting Rights

Each holder of our common units is entitled to one vote for each common unit on all matters submitted to a vote of our unitholders; provided that, if at any time any person or group (other than our general partner and its affiliates) owns beneficially 20% or more of all common units, such common units so owned may not be voted on any matter and may not be considered to be outstanding when sending notices of a meeting of unitholders (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under our partnership agreement.

Exchange Listing

Our outstanding common units are listed on the NYSE under the symbol “OKS.” We anticipate that any additional common units we issue will also be listed on the NYSE. Our outstanding Class B units are not listed on any national stock exchange, and we do not intend to list the Class B units.

Transfer Agent and Registrar

Our transfer agent and registrar for the common units is Wells Fargo Bank, N.A.

CASH DISTRIBUTIONS

Set forth below is a summary of the significant provisions of our partnership agreement that relate to distributions.

General

Rationale for our Cash Distribution Policy

Our cash distribution policy reflects a basic judgment that our unitholders will be better served by us distributing our available cash rather than retaining it. Our available cash includes cash generated from the operation of our assets and businesses. Our cash distribution policy is consistent with the terms of our partnership agreement, which requires that we distribute all of our available cash on a quarterly basis. Because we are not subject to an entity-level federal income tax, we have more cash to distribute to you than would be the case if we were subject to such tax.

Limitations on Our Ability to Make Cash Distributions

There is no guarantee that our unitholders will receive quarterly distributions from us. Our distribution policy may become subject to limitations and restrictions and may be changed at any time, including:

•	The board of directors of our general partner has broad discretion to establish reserves for the prudent conduct of our business and the establishment of those reserves could result in a reduction in the amount of cash available to pay distributions.

•	Although our ability to make distributions is not currently restricted under our debt instruments, we may enter into future debt arrangements that could subject our ability to pay distributions to compliance with certain tests or ratios or otherwise restrict our ability to pay distributions.

•	Even if our cash distribution policy is not modified, the amount of distributions we pay and the decision to make any distribution is at the discretion of our general partner, taking into consideration the terms of our partnership agreement.

•	Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets.

•	Although our partnership agreement requires us to distribute our available cash, our partnership agreement, including provisions requiring us to make cash distributions contained therein, may be amended with the approval of a majority of the outstanding common units.

Our Cash Distribution Policy May Limit Our Ability to Grow

Because we distribute all of our available cash, our growth may not be as fast as businesses that reinvest their available cash to expand ongoing operations. We generally rely upon internal and external financing sources, including borrowings and issuances of debt and equity securities, to fund our acquisition and growth capital expenditures. However, to the extent we are unable to finance growth externally, our cash distribution policy may significantly impair our ability to grow.

Cash from Operations

Overview

All cash distributed to our unitholders will be characterized as “cash from operations.”

Definition of Available Cash

Available cash generally means, for each calendar quarter ending prior to liquidation, all cash on hand at the end of the quarter:

•	less the amount of cash reserves established by our general partner to:

•	provide for the proper conduct of our business (including reserves for future capital expenditures, for our anticipated future credit needs and for refunds of collected rates reasonably likely to be refunded as a result of a settlement or hearing relating to FERC rate or other proceedings);

•	comply with applicable law, any of our loan agreements, security agreements, mortgages, debt instruments or other agreements or obligations; or

•	provide funds for distribution to our unitholders and to our general partner for any one or more of the next four calendar quarters;

•

plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter for which the determination is being made. Working capital borrowings are generally borrowings that will be used solely for working capital purposes or to pay distributions to partners made pursuant to a revolving or other credit facility, commercial paper facility or other financing transaction; and

•	plus all cash on hand on the date of determination of available cash for the quarter resulting from distributions of cash (to the extent the distributions are attributable to transactions and operations during the quarter in respect of which the distribution is being made) received by ONEOK Partners from ONEOK Partners Intermediate Limited Partnership (the “Intermediate Partnership”) or any of our other subsidiaries after the end of the quarter for which the determination is being made but on or before the date on which we make the distribution of available cash.

Definition of Cash from Operations

Cash from operations means, for the period commencing as of July 1, 2006 and ending at the close of business on the date immediately preceding the date of our liquidation:

•	the balance of our cash from operations as of June 30, 2006 as determined in accordance with the terms of our partnership agreement; plus

•	all of our cash receipts (or our proportionate share of cash receipts in the case of our subsidiaries that are not wholly owned) for the period commencing as of July 1, 2006 and ending on the last day of the period for which the determination is being made, but excluding cash receipts from certain capital transactions prior to our liquidation and all of our cash receipts (or our proportionate share of cash receipts in the case of our subsidiaries that are not wholly owned) after the end of such period but on or before the date of determination of cash from operations with respect to such period resulting from (A) working capital borrowings or (B) distributions of cash (to the extent such distributions are attributable to transactions and operations during the quarter in respect of which the distribution is then being made) received by us from the Intermediate Partnership or any of our other subsidiaries after the end of such quarter but on or before the date on which we make a distribution of available cash in respect of such quarter; less

•	the sum of (A) operating expenditures for the period commencing as of July 1, 2006 and ending on the last day of the period for which the determination is being made and (B) the amount of cash reserves established by our general partner to provide funds for future operating expenditures; provided, however, that disbursements made (including contributions to us or any of our subsidiaries or disbursements on behalf of us or any of our subsidiaries) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of available cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining cash from operations, within such period if our general partner so determines;

all as determined on a consolidated basis. Where cash capital expenditures, or capital contributions by the Intermediate Partnership, are made in part in respect of capital additions and improvements and in part for other purposes, our general partner’s good faith allocation thereof between the portion made for capital additions and improvements and the portion made for other purposes shall be conclusive.

Notwithstanding the foregoing, cash from operations with respect to the calendar quarter in which the date of our liquidation occurs and any subsequent calendar quarter will equal zero.

Distributions of Available Cash Constituting Cash from Operations

Subject to the rights of the Class B unitholders contained in our partnership agreement, we will make distributions of available cash constituting cash from operations for any quarter in the following manner:

•	First, 98% to all common unitholders, pro rata, and 2% to our general partner, until we distribute for each outstanding common unit an amount equal to $0.275 per unit (the “minimum quarterly distribution”) for that quarter; and

•	Second, 98% to all common unitholders, pro rata, and 2% to our general partner, until we distribute for each outstanding common unit an amount equal to any cumulative unpaid arrearages in payment of the minimum quarterly distribution on the common units for that quarter; and

•	Thereafter, in the manner described in “— Incentive Distributions” below.

In the event that the minimum quarterly distribution or the first target distribution, the second target distribution and the third target distribution discussed below have been reduced to zero pursuant to our partnership agreement, the distribution of available cash constituting cash from operations with respect to any quarter will be made in accordance with the last bullet point under “— Incentive Distributions” below.

The preceding discussion is based on the assumptions that we do not issue additional classes of equity securities, other than the Class B units.

Incentive Distributions

Our general partner has the right to receive an increasing percentage of quarterly distributions of available cash constituting cash from operations after the minimum quarterly distribution and the target distribution levels described below have been achieved.

If for any quarter:

•	we have distributed available cash constituting cash from operations to the common unitholders in an amount equal to the minimum quarterly distribution; and

•	we have distributed available cash constituting cash from operations on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, we will distribute any additional available cash constituting cash from operations for that quarter among the unitholders and our general partner in the following manner:

•	First, 98% to all unitholders, pro rata, and 2% to our general partner, until we distribute for each outstanding unit an amount equal to the excess of $0.3025 per unit (the “first target distribution”) over the minimum quarterly distribution; and

•	Second, 85% to all unitholders, pro rata, and 15% to our general partner, until we distribute for each outstanding unit an amount equal to the excess of $0.3575 per unit (the “second target distribution”) over the first target distribution; and

•	Third, 75% to all unitholders, pro rata, and 25% to our general partner, until we distribute for each outstanding unit an amount equal to the excess of $0.4675 per unit (the “third target distribution”) over the second target distribution; and

•	Thereafter, 50% to all unitholders, pro rata, in the proportion that the total number of units held by such limited partner bears to the total number of units outstanding as of the last day of the quarter, and 50% to our general partner.

In each case, the amount of the target distribution set forth above is exclusive of any distributions to the common unitholders to eliminate any cumulative arrearages in payment of the minimum quarterly distribution.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

If we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust:

•	the minimum quarterly distribution;

•	the target distribution levels;

•	the unrecovered initial unit price; and

•	the number of common units into which a Class B unit is convertible.

For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level and each Class B unit would be convertible into two common units. We will not make any adjustment by reason of the issuance of additional units for cash or property.

In addition, if legislation is enacted or if the interpretation of existing law is modified by a governmental taxing authority so that ONEOK Partners, the Intermediate Partnership, Northern Border Pipeline Company (“Northern Border Pipeline”) or any other subsidiary of ONEOK Partners becomes taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, the minimum quarterly distribution and the target distribution levels for each quarter, as the case may be, will be equal to the product obtained by multiplying (a) the amount thereof by (b) 1 minus the sum of (i) the highest marginal federal corporate (or other entity, as applicable) income tax rate of ONEOK Partners (directly or through its interest in any of its subsidiaries or Northern Border Pipeline) for the fiscal year of ONEOK Partners in which such quarter occurs (expressed as a percentage) plus (ii) the effective overall state and local income tax rate (expressed as a percentage) applicable to ONEOK Partners (directly or through our interest in any of our subsidiaries or Northern Border Pipeline) for the calendar year next preceding the calendar year in which such quarter occurs (after taking into account the benefit of any deduction allowable for federal income tax purposes with respect to the payment of state and local income taxes), but only to the extent of the increase in such rates resulting from such legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters.

Distributions of Cash Upon Liquidation

Overview

If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and our general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle our common unitholders and our Class B unitholders to equal treatment upon our liquidation, to the extent required to permit such unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs. The common unitholders are then entitled to allocations to the extent of any unpaid arrearages in payment of the minimum quarterly distribution on the common units. After such allocations are made in respect of the common units, any additional gain is then allocated to the Class B units to the extent of any cumulative Class B unit arrearage, if any. However, there may not be sufficient gain upon our liquidation to enable the holders of common units or Class B units to fully recover all of these amounts, even though there may be cash available to pay distributions to the holders of Class B units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distributions to our general partner.

Adjustments to Capital Accounts

We will make adjustments to capital accounts upon the issuance of additional units. In doing so, we will allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and our general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, we will allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in our general partner’s capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made.

CONFLICTS OF INTEREST

We are managed under the direction of the Board of Directors of our general partner. Our general partner’s Board of Directors establishes our business policies. ONEOK, Inc., which is the parent company of our general partner, appoints the directors of our general partner and may change the composition or size of our general partner’s Board at its discretion.

ONEOK, Inc. and its affiliates may engage in the businesses in which we engage or in which we may engage in the future and neither ONEOK, Inc. nor any of its affiliates has any obligation to present business opportunities to us.

ONEOK, Inc. and its other affiliates may from time to time engage in transactions with us. As a result, conflicts of interest may arise between ONEOK, Inc. and its other affiliates, and us. If such conflicts arise, then, in accordance with the provisions of our partnership agreement, the members of our general partner’s Board of Directors may themselves resolve such conflicts or may seek to have such conflicts of interest approved by either our general partner’s Conflicts Committee (comprised of independent members of our general partner’s Board of Directors who are not also members of ONEOK, Inc.’s Board of Directors) and/or by a vote of unitholders.

Unless otherwise provided for in a partnership agreement, the laws of Delaware generally require a general partner of a limited partnership to adhere to fiduciary duty standards under which it owes its partners the highest duties of good faith, fairness and loyalty. Similar rules apply to persons serving on our general partner’s Board of Directors. Because of the competing interests identified above, our partnership agreement contains provisions that modify or in some cases eliminate certain of these fiduciary duties. For example:

•	Our partnership agreement states that our general partner, its affiliates and their officers and directors will not be liable for damages to us, our limited partners or their assignees for losses sustained or liabilities incurred as a result of any act or omission if the general partner and such other persons acted in good faith;

•	Our partnership agreement allows our general partner and our general partner’s Board of Directors to take into account the interests of other parties in addition to our interests in resolving conflicts of interest;

•	Our partnership agreement provides that our general partner will not be in breach of its obligations under our partnership agreement or its duties to us or our unitholders if the resolution of a conflict is “fair and reasonable” to us. The latitude given in our partnership agreement in connection with resolving conflicts of interest may significantly limit the ability of a unitholder to challenge what might otherwise be a breach of fiduciary duty;

•	Our partnership agreement provides that a purchaser of common units is deemed to have consented to certain conflicts of interest and actions of our general partner and its affiliates that might otherwise be prohibited and to have agreed that such conflicts of interest and actions do not constitute a breach by the general partner of any duty stated or implied by law or equity; and

•	The Conflicts Committee of our general partner will, at the request of the general partner or a member of our Board of Directors, review conflicts of interest that may arise between a general partner and its affiliates (or the member of our Board of Directors designated by it) and the unitholders or us. Any resolution of a conflict approved by the Conflicts Committee is conclusively deemed “fair and reasonable” to us.

The partnership agreement of Northern Border Pipeline relieves us and our partner, TC PipeLines Intermediate Limited Partnership, and the respective affiliates and transferees of the partners from any duty to offer business opportunities to Northern Border Pipeline Company, subject to specified exceptions; and

The limited liability company agreement of Overland Pass Pipeline Company LLC provides that members and their respective affiliates may engage, directly or indirectly, without the consent of the other members or Overland Pass Pipeline Company LLC, in other business opportunities, transactions, ventures or other arrangements of any nature which may be competitive with or the same as or similar to the business of Overland Pass Pipeline Company LLC, regardless of the geographic location of such business, and without any duty or obligation to account to the other members or Overland Pass Pipeline Company LLC.

We are required to indemnify our general partner, the members of its Board of Directors and its affiliates and their respective officers, directors, employees, agents and trustees to the fullest extent permitted by law against liabilities, costs and expenses incurred by any such person who acted in “good faith” and in a manner reasonably believed to be in, or (in the case of a person other than our general partner) not opposed to, our best interests and with respect to any criminal proceedings, had no reasonable cause to believe the conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

Refer to the “Risk Factors” and the discussion of conflicts of interest in our Annual Report on Form 10-K for the year ended December 31, 2013, incorporated by reference herein, for additional information.

THE PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement.

The following provisions of our partnership agreement are summarized elsewhere in this prospectus:

•	distributions of our available cash are described under “Cash Distributions”;

•	allocations of taxable income and other tax matters are described under “Material United States Federal Income Tax Considerations”; and

•	a general description of our common units is contained under “Description of Our Common Units.”

The description of our partnership agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the complete text of our partnership agreement which is incorporated by reference into this prospectus. We urge you to read our partnership agreement, as our partnership agreement, and not this description, governs our common units.

Organization and Duration

We were organized on July 12, 1993 and have a term extending until the close of business on December 31, 2083, or our earlier dissolution.

Purpose

Under our partnership agreement, the purpose and nature of the business to be conducted by us is:

a)	to own the membership interests of ONEOK ILP GP, L.L.C., a Delaware limited liability company and the sole general partner of the Intermediate Partnership (“OILP GP”), and, in connection therewith, to exercise all of the rights and powers conferred upon OILP GP as the general partner of the Intermediate Partnership and to serve as a limited partner in the Intermediate Partnership and, in connection therewith, to exercise all of the rights and powers conferred upon us as a limited partner in the Intermediate Partnership pursuant to the Intermediate Partnership’s partnership agreement (the “Intermediate Partnership Agreement”);

b)	to engage directly in, or to enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage, directly or indirectly, in, any business activities that relate or pertain to the business of gathering, transporting by pipeline, railcar, marine vessel or other form of transportation, processing or storing natural gas (either in gaseous or liquid form), crude oil, refined petroleum products, liquefied petroleum gases, coal slurry or similar activities, that is approved by our general partner, and in any event to conduct, directly or indirectly, any business activities that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon us pursuant to the agreements relating to such business activity;

c)	to engage directly in, or to enter or form into any corporation, partnership, joint venture, limited liability company or other arrangement to engage in, any business activity that is approved by our general partner and which lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon us pursuant to the agreements relating to such business activity, and

d)	to do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to the Intermediate Partnership (including, without limitation, those contributions or loans that may be required in connection with any business activity that may be made available to the Intermediate Partnership in connection with its involvement in the activities referred to in clauses (b) and (c) of this sentence).

Our general partner has no obligation or duty to propose or approve, and in its sole discretion may decline to propose or approve, the conduct by us of any business.

Power of Attorney

Each unitholder, and each person who acquires a common unit from a unitholder and executes and delivers a transfer application, grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our general partner the authority to amend, and to make consents and waivers under, our partnership agreement.

Capital Contributions

Except as described below under “— Limited Liability,” the common units will be fully paid, and common unitholders will not be required to make additional capital contributions to us.

Class B Units

Our Class B units are entitled to the same distribution rights as the common units and generally have the same voting rights as our common units.

Effective April 7, 2007, the Class B limited partner units became entitled to receive increased quarterly distributions equal to 110 percent of the distributions paid with respect to our common units. However, on June 21, 2007, ONEOK, Inc., as the sole holder of our Class B limited partner units, waived its right to receive the increased quarterly distributions on the Class B units for the period commencing April 7, 2007, and extending through December 31, 2007, and continuing thereafter until ONEOK, Inc. gives us no less than 90 days’ advance notice that it has withdrawn its waiver. Any such withdrawal of the waiver will be effective with respect to any distribution on the Class B units declared or paid on or after the 90 days following delivery of the notice.

In addition, if our common unitholders vote at any time to remove ONEOK, Inc. or its affiliate as our general partner, quarterly distributions payable on the Class B limited partner units would increase to 123.5 percent of the distributions payable with respect to the common units, and distributions payable upon liquidation of the Class B limited partner units would increase to 123.5 percent of the distributions payable with respect to the common units.

Limited Liability

Assuming that a unitholder does not participate in the control of our business within the meaning of the Delaware Act and that it otherwise acts in conformity with the provisions of our partnership agreement, the unitholder’s liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital such unitholder is obligated to contribute to us for its common units plus such unitholder’s share of any undistributed profits and assets and any funds wrongfully distributed to it as described below. If it were determined, however, that the right, or exercise of the right, by our unitholders as a group:

•	to remove or replace our general partner;

•	to approve certain amendments to our partnership agreement; or

•	to take any other action under our partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then our unitholders could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that a unitholder is a general partner based on such unitholder’s conduct. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a unitholder were to lose limited liability through any fault of our general partner. While this does not mean that a unitholder could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the limited partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act will be liable to the limited partnership for the amount of the distribution; provided, however, that such limited partner will have no liability for the amount of the distribution after the expiration of three years from the date of the distribution. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of its assignor to make contributions to the limited partnership, excluding any obligations of the assignor with respect to wrongful distributions, as described above, except the assignee is not obligated for liabilities unknown to it at the time it became a limited partner and that could not be ascertained from the partnership agreement.

Our subsidiaries conduct business in multiple states. Maintenance of our limited liability as a limited partner or member of our subsidiaries formed as limited partnerships or limited liability companies, respectively, may require compliance with legal requirements in the jurisdictions in which such subsidiaries conduct business, including qualifying our subsidiaries to do business there. Limitations on the liability of a limited partner or member for the obligations of a limited partnership or limited liability company, respectively, have not been clearly established in many jurisdictions. If it were determined that we were, by virtue of our limited partner interest or limited liability company interest in our subsidiaries or otherwise, conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by our unitholders as a group to remove or replace our general partner, to approve certain amendments to our partnership agreement or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then our limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Partnership Securities; Preemptive Rights

Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities and options, rights, warrants and appreciation rights relating to the partnership securities for any partnership purpose at any time and from time to time to such persons, for such consideration and on such terms and conditions as our general partner determines, all without unitholder approval.

It is possible that we will fund acquisitions through the issuance of additional common units or other equity securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional partnership interests may dilute (i) the percentage interests of the then-existing holders of common units in our net assets and (ii) the voting rights of the then-existing holders of common units under our partnership agreement.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership securities that have special voting rights to which the common units are not entitled.

Upon issuance of additional partnership securities, our general partner will be required to make additional capital contributions to the extent necessary to maintain its 2% general partner interest in us; provided, however, that the capital contributions required of our general partner will be offset to the extent contributions received by us in exchange for the issuance of additional partnership securities are used by us concurrently with such contributions to redeem or repurchase from any person outstanding partnership securities of the same class as the partnership securities that were issued. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other partnership securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain its percentage interest, including its interest represented by common units, that existed immediately prior to each issuance.

The holders of our common units do not have preemptive rights to acquire additional common units or other partnership securities.

Amendment of the Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by our general partner. Our general partner has no duty or obligation to propose any amendment to our partnership agreement and may decline to do so free of any fiduciary duty or obligation whatsoever to us, any unitholder or assignee and, in declining to propose an amendment, is not required to act in good faith or pursuant to any other standard imposed by our partnership agreement, any governing agreement of us or our subsidiaries, any other agreement contemplated under our partnership agreement or under the Delaware Act or any other law, rule or regulation. A proposed amendment will be effective upon its approval by the holders of a majority of the outstanding common units (a “unit majority”), unless a greater or different percentage is required under our partnership agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of outstanding units will be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, our general partner will seek the written approval of the requisite percentage of outstanding units or call a meeting of the unitholders to consider and vote on such proposed amendment. Our general partner will notify all record holders upon final adoption of any such proposed amendments.

Restrictions on Certain Amendments

Our partnership agreement provides that:

a)	no provision of our partnership agreement that establishes a percentage of outstanding units (including units deemed owned by our general partner) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of outstanding units whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced;

b)	no amendment to our partnership agreement may (i) enlarge the obligations of any limited partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to clause (c) below, (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, our general partner or any of its affiliates without its consent, which consent may be given or withheld at its option, (iii) change the provision of our partnership agreement providing for our dissolution upon an election to dissolve our partnership by our general partner that is approved by a unit majority (the “election to dissolve provision”), or (iv) change the term of our partnership or, except as set forth in the election to dissolve provision, give any person the right to dissolve our partnership;

c)

except for mergers or consolidations approved pursuant to the partnership agreement, and without limitation of our general partner’s authority to adopt amendments to our partnership agreement described below under “— No Unitholder Approval,” any amendment that would have a material adverse effect on the rights or preferences of any class of partnership interests in relation to other classes of partnership interests must be approved by the holders of not less two-thirds of the outstanding partnership interests of the class affected;

d)	except for amendments described below under “— No Unitholder Approval” and except in connection with unitholder approval of a merger or consolidation, no amendments shall become effective without the approval of the holders of at least 95% of the outstanding units voting as a single class unless we obtain an opinion of counsel to the effect that such amendment will not (i) cause us, any of our subsidiaries or Northern Border Pipeline to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes (to the extent not already so treated or taxed) and (ii) affect the limited liability of any unitholder under applicable law; and

e)	except for amendments described below under “— No Unitholder Approval,” the provisions set forth in clauses (a) through (d) above may only be amended with the approval of the holders of at least 90% of the outstanding units.

No Unitholder Approval

Our general partner, without unitholder approval, may amend any provision of our partnership agreement to reflect:

a)	a change in our name, the location of our principal place of business, our registered agent or our registered office;

b)	the admission, substitution, withdrawal, or removal of partners in accordance with our partnership agreement;

c)	a change that our general partner determines in its sole discretion is necessary or appropriate (i) for us to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state, or (ii) to ensure that neither we nor any of our subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

d)	a change that our general partner determines in its sole discretion, (i) does not adversely affect our unitholders (including any particular class of partnership interests as compared to other classes of partnership interests) in any material respect, (ii) to be necessary or appropriate (A) to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) to facilitate the trading of the common units or the Class B units (including the division of any class or classes or outstanding units into different classes to facilitate uniformity of tax consequences within such classes) or comply with any rule, regulation, guideline or requirements of any national securities exchange on which the common units or Class B units are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by our general partner in connection with a distribution, subdivision or combination of partnership securities or (iv) to be required to effect the intent of the provisions of our partnership agreement or is otherwise contemplated by our partnership agreement;

e)	a change in our fiscal year or taxable year and related changes;

f)	an amendment that is necessary, in the opinion of counsel, to prevent us or our general partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor;

g)	an amendment that our general partner determined to be necessary or appropriate in connection with the authorization of issuance of any class or series of partnership securities;

h)	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

i)	an amendment effected, necessitated or contemplated by a merger agreement approved in accordance with our partnership agreement;

j)	an amendment that our general partner determines to be necessary or appropriate to reflect and account for our formation of, or investment in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with our conduct of activities permitted by our partnership agreement; or

k)	any other amendments substantially similar to any of the matters described in (a) through (j) above.

Actions Relating to the Intermediate Partnership Agreement

Without the approval of at least two-thirds of the outstanding units, our general partner will not, on our behalf (a) consent to any amendment to the Intermediate Partnership Agreement or take any action permitted to be taken by a partner of the Intermediate Partnership or (b) except as permitted under our partnership agreement, elect or cause us to elect a successor general partner of the Intermediate Partnership.

Merger, Sale or Other Disposition of Assets

A merger or consolidation of us requires the prior consent of our general partner. However, our general partner has no duty or obligation to consent to any merger or consolidation and may decline to do so free of any fiduciary duty or obligation whatsoever to us and our unitholders, including any duty to act in good faith.

In addition, our partnership agreement generally prohibits our general partner, without the prior approval of a unit majority, from causing us to, among other things, (i) sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, (ii) approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of the Intermediate Partnership, or (iii) vote the interest of us or any of our subsidiaries in favor of the voting by the representatives of the Intermediate Partnership on the Northern Border Management Committee in favor of (A) the sale, exchange or other disposition of all or substantially all of Northern Border Pipeline’s assets in a single transaction or in a series of related transactions or (B) the liquidation or merger, consolidation or other combination of Northern Border Pipeline with or into another entity. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval.

Withdrawal or Removal of Our General Partner

Our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ notice to our unitholders, and that withdrawal will not constitute a breach of our partnership agreement. In addition, our partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders.

If our general partner gives a notice of withdrawal, the holders of a unit majority, may, prior to the effective date of such withdrawal, elect a successor general partner. The person so elected as successor general partner will automatically become the successor general partner or managing member, to the extent applicable, of the other members of the partnership group of which our general partner is a general partner or a managing member. If, prior to the effective date of our general partner’s withdrawal, a successor is not selected by our unitholders or we do not receive a withdrawal opinion of counsel regarding limited liability and tax matters, our partnership will be dissolved in accordance with our partnership agreement.

Our general partner may be removed if such removal is approved by our unitholders holding at least 66 2⁄3% of the outstanding units (excluding units held by our general partner and its affiliates). The right of the holders of outstanding units to remove our general partner may not be exercised unless we have received a withdrawal opinion of counsel regarding limited liability and tax matters. The ownership of more than 33 1⁄3% of our outstanding units by our general partner and its affiliates would give it the practical ability to prevent its removal.

We will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred in connection with the termination of any employees employed by the departing general partner or its affiliates for the benefit of us or our subsidiaries.

Dissolution and Liquidation

We will continue as a limited partnership until dissolved under our partnership agreement. We will dissolve upon:

a)	the expiration of the term of our partnership;

b)	the withdrawal, removal, bankruptcy or dissolution of our general partner, unless a successor general partner is elected prior to or on the effective date of such withdrawal, removal, bankruptcy or dissolution and a withdrawal opinion of counsel is received by us;

c)	an election to dissolve us by our general partner that is approved by the holders of at least 66 2⁄3% of the outstanding units;

d)	the entry of a decree of judicial dissolution of us pursuant to the provisions of the Delaware Act;

e)	the sale, exchange or other disposition of all or substantially all of the assets and properties of us and our subsidiaries; or

f)	at any time there are no limited partners, unless we are continued without dissolution in accordance with the Delaware Act.

Upon (a) our dissolution following the withdrawal or removal of our general partner and the failure of the partners to select a successor general partner, then within 90 days thereafter, or (b) our dissolution upon our general partner making a general assignment for the benefit of creditors or the bankruptcy, dissolution, liquidation of our general partner, then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a unit majority may elect to continue our business on the same terms and conditions set forth in our partnership agreement by having as the successor general partner a person approved by the holders of a unit majority. Unless such an election is made within the applicable time period as set forth above, we shall conduct only activities necessary to wind up our affairs.

Transfer of our General Partner’s General Partner Interest

Our general partner may transfer all or any of its general partner interest without unitholder approval. As a condition to such transfer, (i) the transferee must agree to assume the rights and duties of the general partner under our partnership agreement and to be bound by the provisions of our partnership agreement, (ii) we must receive an opinion of counsel that such transfer would not result in the loss of limited liability of any unitholder or cause us to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee must also agree to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest of our general partner as the general partner or managing member, if any, of us and our subsidiaries.

Transfer of Ownership Interests in Our General Partner

At any time, the members of our general partner may sell or transfer all or part of their membership interests in our general partner to an affiliate or a third party without the approval of our unitholders.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove ONEOK Partners GP, L.L.C. as our general partner or otherwise change management. If at any time any person or group (other than our general partner or its affiliates) beneficially owns 20% or more of our common units, such common units so owned shall not be voted on any matter and shall not be considered to be outstanding when sending notices of a meeting of limited partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under our partnership agreement.

Limited Call Right

If at any time our general partner and its affiliates hold more than 80% of the total limited partner interests of any class then outstanding, our general partner will then have the right, which right it may assign and transfer in whole or in part to us or any affiliate of our general partner, exercisable at its option, to purchase all, but not less than all, of such limited partner interests of such class then outstanding held by persons other than our general partner and its affiliates, at the greater of:

a)	the current market price as of the date three days prior to the date that notice of the election to purchase is mailed; and

b)	the highest price paid by our general partner or any of its affiliates for any such limited partner interest of such class purchased during the 90-day period preceding the date that notice of the election to purchase is mailed.

Meetings; Voting

Except as described above under “— Change of Management Provisions,” unitholders or assignees who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our unitholders and to act upon matters for which approvals may be solicited. Units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by the general partner at the written direction of the record holder.

Absent direction of this kind, the units will not be voted, except that, in the case of units held by our general partner on behalf of non-citizen assignees, our general partner will distribute the votes on those common units in the same ratios as the votes of unitholders on other units are cast.

Any action that may be taken at a meeting of our unitholders may be taken without a meeting if an approval in writing setting forth the action so taken is signed by unitholders owning not less than the minimum percentage of the outstanding units that would be necessary to authorize or take such action at a meeting at which all of our unitholders were present and voted.

Meetings of the unitholders may be called by the general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of two-thirds of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a majority in interest of the outstanding units, in which case the quorum will be a majority (excluding, if such are to be excluded from the vote, outstanding units owned by our general partner and its affiliates).

Each record holder of a unit has a vote according to its percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “— Issuance of Additional Partnership Securities; Preemptive Rights” above. However, if at any time any person or group, other than the general partner and its affiliates, or a direct or subsequently approved transferee of the general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Please read “— Change of Management Provisions” above. Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instructions of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner or Assignee

An assignee of a common unit, after executing and delivering a transfer application, but pending its admission as a substituted limited partner, is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. Our general partner will vote and exercise other powers attributable to any of our common units owned by an assignee that has not become a substituted limited partner at the written direction of the assignee. Please read “— Meetings; Voting” above. Transferees that do not execute and deliver a transfer application will not be treated as assignees or as record holders of our common units and will not receive cash distributions, federal income tax allocations or reports furnished to our common unitholders.

Non-Citizen Assignees; Redemption

If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner or assignee, we may redeem the units held by the limited partner or assignee at their current market price. In order to avoid any cancellation or forfeiture, our general partner may require each limited partner or assignee to furnish information about its nationality, citizenship or related status. If a limited partner or assignee fails to furnish information about its nationality, citizenship or other related status within 30 days after a request for the information or our general partner determines after receipt of the information that the limited partner or assignee is not an eligible citizen, the limited partner or assignee may be treated as a non-citizen assignee.

In addition to other limitations on the rights of an assignee that is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of its units and may not receive distributions in kind upon our liquidation.

Books and Reports

Our general partner is required to keep appropriate books and records with respect to our business at our principal offices. Our books are maintained, for both federal income tax and financial reporting purposes, on an accrual basis. For both federal income tax and financial reporting purposes, our fiscal year end is December 31.

We will furnish or make available to record holders of common units, no later than 120 days after the close of each fiscal year, an annual report containing our financial statements for such fiscal year, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations. Except for the fourth quarter of each fiscal year, we will also furnish or make available a report containing our unaudited financial statements no later than 90 days after the close of each quarter.

We will furnish each record holder with information reasonably required for tax reporting purposes within 90 days after the close of each taxable year.

Indemnification

Section 17-108 of the Delaware Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. Under our partnership agreement, in most circumstances, we will indemnify the following persons (each an “indemnitee”) to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an indemnitee:

•	our general partner;

•	a member of our general partner’s board of directors or any committee thereof or a former member of the partnership policy committee or any of their affiliates;

•	a departing general partner or any of their affiliates;

•	any person who is or was an affiliate of our general partner or any departing general partner;

•	any person who is or was a member, partner, director, officer (including any of our authorized officers), employee, agent, fiduciary or trustee of us or our subsidiaries, our general partner, a departing general partner or any affiliate of us, our subsidiaries, our general partner or a departing general partner; or

•	any person serving at our request in another entity in a similar capacity.

provided, that in each case the indemnitee acted in good faith and in a manner which such indemnitee believed to be in, or nor opposed to, our best interest and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful; provided, further, that no indemnification will be available to our general partner with respect to its obligations under certain agreements, including any underwriting agreements.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees in its sole discretion, our general partner will not be personally liable for, or have any obligation to contribute or loan any monies or property to us to enable us to effectuate such indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the partnership agreement.

In the opinion of the SEC, indemnification provisions that purport to include indemnification for liabilities arising under the Securities Act are contrary to public policy and are, therefore, unenforceable.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This section is a discussion of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Andrews Kurth LLP, counsel to our general partner and us, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), existing and proposed Treasury Regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” and “we” are references to ONEOK Partners, L.P. and ONEOK Partners Intermediate Limited Partnership, our operating company.

The following discussion does not address all U.S. federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States, whose functional currency is the U.S. dollar and who hold common units as a capital asset (generally, property that is held as an investment). This section has only limited application to corporations (and entities treated as corporations for U.S. federal income tax purposes), partnerships (and entities treated as partnerships for U.S. federal income tax purposes), estates, trusts, nonresident aliens or unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts, employee benefit plans or mutual funds. In addition, the discussion only comments to a limited extent on state, local, and foreign tax consequences. Accordingly, we urge you to consult, and depend on, your own tax advisor in analyzing the U.S. federal, state, local and foreign tax consequences particular to you of an investment in our common units.

All statements as to matters of U.S. federal income tax law and legal conclusions with respect thereto, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Andrews Kurth LLP and are based on the accuracy of the representations made by us and our general partner. An opinion or advice of counsel represents only that counsel’s best legal judgment and does not bind the Internal Revenue Service (the “IRS”) or the courts. Accordingly, the opinions and statements made in this discussion may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which the common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and thus will be borne indirectly by our unitholders. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

For the reasons described below, Andrews Kurth LLP has not rendered an opinion with respect to the following specific federal income tax issues:

•	the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read “— Tax Consequences of Common Unit Ownership — Treatment of Short Sales”);

•	whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “— Disposition of Common Units — Allocations Between Transferors and Transferees”); and

•	whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read “— Tax Consequences of Common Unit Ownership — Section 754 Election” and “— Uniformity of Common Units”).

Partnership Status

A partnership is not a taxable entity and incurs no U.S. federal income tax liability. Instead, each partner of a partnership is required to take into account his allocable share of items of income, gain, loss and deduction of the partnership in computing his U.S. federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partner unless the amount of cash distributed to the partner is in excess of the partner’s adjusted basis in his partnership interest.

Pursuant to Treasury Regulation Sections 301.7701-1, 301.7701-2 and 301.7701-3, effective January 1, 1997, (the “Check-the-Box Regulations”), an entity in existence on January 1, 1997, will generally retain its current classification for U.S. federal income tax purposes. As of January 1, 1997, we were classified and taxed as a partnership. Pursuant to the Check-the-Box Regulations, this prior classification will be respected for all periods prior to January 1, 1997, if:

•	the entity had a reasonable basis for the claimed classification;

•	the entity recognized the U.S. federal tax consequences of any change in classification within five years prior to January 1, 1997; and

•	the entity was not notified prior to May 8, 1996, that the entity classification was under examination.

No ruling has been or will be sought from the IRS with respect to our classification as a partnership for U.S. federal income tax purposes. Instead we have relied on the opinion of Andrews Kurth LLP that, based upon the Internal Revenue Code, Treasury Regulations, published revenue rulings and court decisions and the representations described below, ONEOK Partners has been and will be classified as a partnership for U.S. federal income tax purposes.

In rendering its opinion, Andrews Kurth LLP has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Andrews Kurth LLP has relied include:

•	neither we nor our operating company has elected or will elect to be treated as a corporation; and

•	for each taxable year, more than 90% of our gross income has been and will be derived from the exploration, development, production, processing, refining, transportation or marketing of any mineral or natural resource, including oil, gas or products thereof or other items of income as to which counsel has or will opine are “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.

We believe that these representations have been true in the past and expect that these representations will continue to be true in the future.

Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “qualifying income exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the transportation, storage, processing and marketing of crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property, and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 4% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based on and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Andrews Kurth LLP is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income can change from time to time.

If we fail to meet the qualifying income exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the qualifying income exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to our unitholders and us except to the extent that our liabilities exceed the tax bases of our assets, at that time. Thereafter, we would be treated as a corporation for U.S. federal income tax purposes.

The present U.S. federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. Any modification to the U.S. federal income tax laws and interpretations thereof may or may not be applied retroactively and could make it more difficult or impossible to meet the exception for us to be treated as a partnership for U.S. federal income tax purposes. We are unable to predict whether any of these changes, or other proposals, will ultimately be enacted. Any such changes could negatively impact the value of an investment in our common units.

If we were taxed as a corporation in any taxable year, either as a result of a failure to meet the qualifying income exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his common units, or taxable capital gain, after the unitholder’s tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the common units.

The discussion below is based on Andrews Kurth LLP’s opinion that ONEOK Partners has been and will be classified as a partnership for U.S. federal income tax purposes.

Limited Partner Status

Unitholders who have become limited partners of ONEOK Partners will be treated as partners of ONEOK Partners for U.S. federal income tax purposes. Assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will also be treated as partners of ONEOK Partners for U.S. federal income tax purposes. Because there is no direct authority addressing assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, counsel’s opinion does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive certain U.S. federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

A beneficial owner of common units whose common units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to such common units for U.S. federal income tax purposes. Please read “— Tax Consequences of Common Unit Ownership — Treatment of Short Sales.”

Items of our income, gain, loss or deduction are not reportable by a unitholder who is not a partner for U.S. federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for U.S. federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their status as partners in ONEOK Partners for U.S. federal income tax purposes. The references to “unitholders” in the discussion that follows are to persons who are treated as partners in ONEOK Partners for U.S. federal income tax purposes.

Tax Consequences of Common Unit Ownership

Flow-through of Taxable Income

Subject to the discussion below under “— Entity-Level Collections,” we will not pay any U.S. federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether we make cash distributions to him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year or years ending with or within his taxable year.

Treatment of Distributions

Distributions by us to a unitholder generally will not be taxable to the unitholder for U.S. federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder’s tax basis in his common units generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under “— Disposition of Common Units” below. Any reduction in a unitholder’s share of our liabilities for which no partner, including our general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution by us of cash to that unitholder. To the extent our distributions cause a unitholder’s “at risk” amount to be less than zero at the end of any taxable year, the unitholder must recapture any losses deducted in previous years that are equal to the amount of that shortfall. Please read “— Limitations on Deductibility of Losses.”

A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash, which may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture, and/or substantially appreciated “inventory items,” both as defined in Section 751 of the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, the unitholder will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of the non-pro rata portion of that distribution over the unitholder’s tax basis for the share of the Section 751 Assets deemed relinquished in the exchange.

Basis of Common Units

A unitholder’s initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis generally will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing our taxable income and are not required to be capitalized. A unitholder will have no share of our liabilities that are recourse to our general partner, but will have a share, generally based on his share of profits, of our other liabilities. Please read “— Disposition of Common Units — Recognition of Gain or Loss.”

Limitations on Deductibility of Losses

The deduction by a unitholder of his share of our losses will be limited to the tax basis in his common units and, in the case of an individual unitholder, estate, trust, or a corporate unitholder, if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that amount is less than his tax basis. A unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions on his common units cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in a later year to the extent that his tax basis or at-risk amount, whichever is the limiting factor, is subsequently increased, provided such losses are otherwise allowable. Upon the taxable disposition of a common unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at-risk or basis limitations is no longer utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of his common units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold his common units, if the lender of those borrowed funds has an interest in us, is related to another unitholder who has an interest in us or can look only to the common units for repayment. A unitholder’s at- risk amount will increase or decrease as the tax basis of the unitholder’s common units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

In addition to the basis and at-risk limitations on the deductability of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations are permitted to deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or investments in other publicly traded partnerships, or a unitholder’s salary or active business income. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

A unitholder’s share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

Limitations on Interest Deductions

The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a common unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or qualified dividend income. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. Therefore, the unitholder’s share of our portfolio income will be treated as investment income.

Allocation of Income, Gain, Loss and Deduction

In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our general partner and the unitholders in accordance with their percentage interests in us. At any time that distributions are made to a class of our unitholders in excess of distributions made to another class, or incentive distributions are made to our general partner, gross income will be allocated to the recipients to the extent of these distributions. If we have a net loss, that loss will be allocated first to our general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to our general partner.

Specified items of our income, deduction, gain and loss are allocated for U.S. federal income tax purposes to account for the difference between the tax basis and fair market value of property contributed or deemed contributed to us by a partner, and to account for the difference between the fair market value of our assets and their carrying value on our books at the time of an issuance of units, referred to in this discussion as “contributed property.” These allocations are required to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of contributed property, and the “tax” capital account, credited with the tax basis of contributed property, referred to in this discussion as the “Book-Tax Disparity.” The effect of these allocations to a unitholder purchasing common units from us in an offering will be essentially the same as if the tax basis of contributed property were equal to its fair market value at the time of such offering. In the event we issue additional common units or engage in certain other transactions in the future, “reverse Section 704(c) allocations,” similar to the U.S. federal income tax allocations described above, will be made for book capital account purposes to all unitholders to account for the difference, at the time of the future transaction, between the “book” value and the fair market value of all property held by us at such time. In addition, items of recapture income are allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by other unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by Section 704(c) of the Internal Revenue Code as described above, will generally be given effect for U.S. federal income tax purposes in determining a unitholder’s share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a unitholder’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including his relative contributions to us, the interests of all the partners in profits and losses, the interests of all the partners in cash flow and the rights of all the partners to distributions of capital upon liquidation.

Andrews Kurth LLP is of the opinion that, with the exception of the issues described in “— Section 754 Election,” “— Uniformity of Common Units” and “— Disposition of Common Units — Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be given effect for U.S. federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Entity-Level Collections

If we are required or elect under applicable law to pay any U.S. federal, state, local or foreign income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of common units and to adjust subsequent distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Treatment of Short Sales

A unitholder whose common units are loaned to a “short seller” to cover a short sale of common units may be considered as having disposed of those common units. If so, such unitholder would no longer be a partner for U.S. federal income tax purposes with respect to those common units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, deduction or loss with respect to those common units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder with respect to those common units would be fully taxable; and

•	all of these distributions would appear to be treated as ordinary income.

Because there is no direct or indirect controlling authority on the issue relating to partnership interests, Andrews Kurth LLP has not rendered an opinion regarding the tax treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units. Unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to consult with their tax advisor about modifying any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their common units. The IRS has previously announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read “— Disposition of Common Units — Recognition of Gain or Loss.”

Tax Rates

Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 39.6% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) of individuals is 20%. These rates are subject to change by new legislation at any time.

In addition, a 3.8% Medicare tax, or NIIT, applies to certain net investment income earned by individuals, estates, and trusts. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of common units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income from all investments or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds specified threshold amounts depending on a unitholder’s U.S. federal income tax filing status.

Alternative Minimum Tax

Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $182,500 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in common units on their liability for the alternative minimum tax.

Section 754 Election

We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS unless there is a constructive termination of our partnership. Please read “— Disposition of Common Units — Constructive Termination.” The election generally permits us to adjust a common unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a partner’s inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets (“common basis”) and (2) his Section 743(b) adjustment to that basis.

Treasury Regulations under Section 743 of the Internal Revenue Code require, if the remedial allocation method is adopted (which we have adopted), a portion of the Section 743(b) adjustment that is attributable to recovery property that is subject to depreciation under Section 168 of the Internal Revenue Code and whose “book” value is in excess of its tax basis to be depreciated over the remaining cost recovery period for the property’s unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, we have adopted a position to preserve the uniformity of common units even if that position is not consistent with specified Treasury Regulations. Please read “— Uniformity of Common Units.”

We depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized Book-Tax Disparity, or treat that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with the regulations under Section 743 of the Internal Revenue Code and methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6). To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring common units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “— Uniformity of Common Units.” A unitholder’s tax basis for his common units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual’s income tax return) so that any position we take that understates deductions will overstate the unitholder’s basis in his common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “— Disposition of Common Units — Recognition of Gain or Loss.” Andrews Kurth LLP is unable to opine as to whether our method for depreciating Section 743 adjustments is sustainable for property subject to depreciation under Section 167 of the Internal Revenue Code or if we use an aggregate approach as described above, as there is no direct or indirect controlling authority addressing the validity of these positions. Moreover, the IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

A Section 754 election is advantageous if the transferee’s tax basis in his common units is higher than the common units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his common units is lower than those common units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the common units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally a basis reduction or built in loss is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS may seek to reallocate some or all of any Section 743(b) adjustment we allocate to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally either non- amortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of common units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

We currently use the year ending December 31 as our taxable year and we have adopted the accrual method of accounting for U.S. federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year or years ending within or with his taxable year. In addition, a unitholder who has a taxable year different than our taxable year and who disposes of all of his common units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read “— Disposition of Common Units — Allocations Between Transferors and Transferees.”

Initial Tax Basis, Depreciation and Amortization

We use the tax basis of our assets for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The U.S. federal income tax liability associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering will be borne by our general partner, its affiliates and our other unitholders as of the time of the offering. Please read “— Tax Consequences of Common Unit Ownership — Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read “— Tax Consequences of Common Unit Ownership — Allocation of Income, Gain, Loss and Deduction” and “Disposition of Common Units — Recognition of Gain or Loss.”

The costs incurred in selling the common units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties

The U.S. federal income tax consequences of the ownership and disposition of common units will depend in part on our estimates of the relative fair market values, and the tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss

Gain or loss will be recognized on a sale of common units equal to the difference between the unitholder’s amount realized and the unitholder’s tax basis for the common units sold. A unitholder’s amount realized will be measured by the sum of the cash and the fair market value of other property received by him plus his share of our nonrecourse liabilities attributable to the common units sold. Because the amount realized includes all or a portion of a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of common units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us that in the aggregate were in excess of cumulative net taxable income for a common unit and, therefore, decreased a unitholder’s tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in common units, on the sale or exchange of a common unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of common units held for more than twelve months will be taxed at a maximum rate of 20%. However, a portion of this gain or loss, which could be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” we own. The term “unrealized receivables” includes depreciation and other potential recapture items. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized on the sale of a common unit and may be recognized even if there is a net taxable loss realized on the sale of the common unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of common units. Net capital losses may offset no more than $3,000 of ordinary income each year in the case of individuals, and may only be used to offset capital gains in the case of corporations. Both ordinary income and capital gain recognized on a sale of common units may be subject to the NIIT in certain circumstances.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, may designate specific common units sold for purposes of determining the holding period of common units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional common units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of the ruling and application of the Treasury Regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into a short sale, an offsetting notional principal contract or a futures or forward contract, in each case, with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

In general, our taxable income or losses are determined annually, are prorated on a monthly basis and are subsequently apportioned among the unitholders in proportion to the number of common units owned by each of them as of the opening of the NYSE on the first business day of the month. However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business is allocated among the unitholders of record as of the opening of the NYSE on the first business day of the month in which that gain or loss is recognized. As a result of this monthly allocation, a unitholder transferring common units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Internal Revenue Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations as there is no direct or indirect controlling authority on this issue. Recently, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Existing publicly traded partnerships are entitled to rely on these proposed Treasury Regulations; however, they are not binding on the IRS and are subject to change until final Treasury Regulations are issued. Accordingly, Andrews Kurth LLP is unable to opine on the validity of this method of allocating income and deductions between the transferor and transferee unitholders. If this method is not allowed by the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders.

We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who disposes of common units prior to the record date set for a cash distribution for any quarter will be allocated items of our income, gain, loss and deductions attributable to the month of sale but will not be entitled to receive that cash distribution.

Notification Requirements

A unitholder who sells any of his common units generally is required to notify us in writing of that sale within 30 days after the sale or exchange or, if earlier, by January 15 of the year following the sale. A purchaser of common units who purchases common units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase, unless a broker or nominee will satisfy such requirement. Upon receiving such notifications, we are required to notify the IRS of any such transfers of common units and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of common units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

Constructive Termination

We will be considered to have “constructively” terminated as a partnership for U.S. federal income tax purposes if there are sales or exchanges which, in the aggregate, constitute 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of measuring whether the 50% threshold is reached, multiple sales of the same interest are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year different from our taxable year, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination.

A constructive termination occurring on a date other than December 31 will result in us filing two tax returns for one fiscal year and the cost of the preparation of these returns will be borne by all unitholders. However, pursuant to an IRS relief procedure, the IRS may allow a constructively terminated partnership to provide a single Schedule K-1 for the calendar year in which a termination occurs. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination. The IRS has announced a relief procedure whereby if a publicly traded partnership that has technically terminated requests publicly traded partnership technical termination relief and the IRS grants such relief, among other things, the partnership will only have to provide one Schedule K-1 to unitholders for the year notwithstanding two partnership tax years.

Uniformity of Common Units

Because we cannot match transferors and transferees of common units, we must maintain uniformity of the economic and tax characteristics of the common units for a purchaser of the common units. In the absence of uniformity, we may be unable to completely comply with a number of U.S. federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the common units. Please read “— Tax Consequences of Common Unit Ownership — Section 754 Election.”

We depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of that property, or treat that portion as non-amortizable, to the extent attributable to that property’s unamortized Book-Tax Disparity which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6). Please read “— Tax Consequences of Common Unit Ownership — Section 754 Election.” To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring common units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any common units that would not have a material adverse effect on the unitholders. Andrews Kurth LLP, is unable to opine on the validity of any of these positions. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of common units might be affected, and the gain from the sale of common units might be increased without the benefit of additional deductions. We do not believe these allocations will affect any material items of income, gain, loss or deduction. Please read “— Disposition of Common Units — Recognition of Gain or Loss.”

Tax-Exempt Organizations and Other Investors

Ownership of common units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below to a limited extent, may have substantially adverse U.S. federal income tax consequences to them. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units.

Employee benefit plans and most other organizations exempt from U.S. federal income tax, including IRAs and other retirement plans, are subject to U.S. federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

Non-resident aliens and foreign corporations, trusts or estates that own common units will be considered to be engaged in business in the United States because of the ownership of common units. As a consequence they will be required to file U.S. federal income tax returns to report their share of our income, gain, loss or deduction and pay U.S. federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, we will withhold tax at the highest applicable effective tax rate from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation that owns common units will be treated as engaged in a U.S. trade or business, that corporation may be subject to U.S. branch profits tax at a rate of 30%, in addition to regular U.S. federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity,” that is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a common unit will be subject to U.S. federal income tax on gain realized on the sale or disposition of that common unit to the extent that this gain is effectively connected with a U.S. trade or business of the foreign unitholder. Because a foreign unitholder is considered to be engaged in a trade or business in the United States by virtue of the ownership of the common units, under this ruling, a foreign unitholder who sells or otherwise disposes of a unit generally will be subject to U.S. federal income tax on gain realized on the sale or other disposition of the common units. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a common unit if he has owned (directly or constructively applying certain attribution rules) 5% or less in value of the common units during the five-year period ending on the date of the disposition and if the common units are regularly traded on an established securities market at the time of the sale or disposition.

Administrative Matters

Information Returns and Audit Procedures

We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes each unitholder’s share of our income, gains, losses and deductions for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of our income, gains, losses and deductions. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Andrews Kurth LLP can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the common units.

The IRS may audit our U.S. federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities for purposes of U.S. federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “tax matters partner” for these purposes. Our partnership agreement appoints our general partner as our tax matters partner.

The tax matters partner will make some elections on our behalf and on behalf of unitholders. In addition, the tax matters partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The tax matters partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the tax matters partner. The tax matters partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the tax matters partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate in the action.

A unitholder must file a statement with the IRS identifying the treatment of any item on his U.S. federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting

Persons who hold an interest in us as a nominee for another person are required to furnish to us:

•	the name, address and taxpayer identification number of the beneficial owner and the nominee;

•	a statement regarding whether the beneficial owner is

•	a person that is not a U.S. person,

•	a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or

•	a tax-exempt entity;

•	the amount and description of common units held, acquired, sold or transferred for the beneficial owner; and

•	specific information including the dates of acquisitions, sales and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on common units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1.5 million per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the common units with the information furnished to us.

Registration as a Tax Shelter

We were registered as a “tax shelter” under the law in effect at the time of our initial public offering and were assigned a tax shelter registration number. The tax shelter registration rules have been repealed and replaced with the reporting regime described below at “— Reportable Transactions.” Issuance of a tax shelter registration number to us does not indicate that an investment in us or the claimed tax benefits have been reviewed, examined or approved by the IRS. The term “tax shelter” has a different meaning for this purpose than under the penalty rules described below at “— Accuracy-Related Penalties.”

Reportable Transactions

If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or a “transaction of interest” or that it produces certain kinds of losses in excess of $2 million in any single year or $4 million in any combination of six successive tax years. Our participation in a reportable transaction could increase the likelihood that our U.S. federal income tax information return (and possibly your U.S. federal income tax return) would be audited by the IRS. Please read “— Information Returns and Audit Procedures” above.

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following additional consequences:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described below at “— Accuracy-Related Penalties,”

•	for those persons otherwise entitled to deduct interest on U.S. federal income tax deficiencies, non-deductibility of interest on any resulting tax liability, and

•	in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any “reportable transactions.”

Accuracy-Related Penalties

An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

•	for which there is, or was, “substantial authority”; or

•	as to which there is a reasonable basis if the pertinent facts of that position are adequately disclosed on the return.

If any item of our income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty. More stringent rules apply to “tax shelters,” but we believe we are not a tax shelter.

A substantial valuation misstatement exists if (a) the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Internal Revenue Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Internal Revenue Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer’s gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation or certain other thresholds are met, the penalty imposed increases to 40%. We do not anticipate making any valuation misstatements.

In addition, the 20% accuracy-related penalty also applies to any portion of an underpayment of tax that is attributable to transactions lacking economic substance. To the extent that such transactions are not disclosed, the penalty imposed is increased to 40%. Additionally, there is no reasonable cause defense to the imposition of this penalty to such transactions.

State, Local, Foreign and Other Tax Considerations

In addition to U.S. federal income taxes, a unitholder will likely be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which a unitholder is a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. Although you may not be required to file a return and pay taxes in some jurisdictions if your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of the jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. We determine our depreciation and cost recovery allowances using U.S. federal income tax methods and may use methods that result in the largest deductions being taken in the early years after assets are placed in service. Some of the jurisdictions in which we do business or own property may not conform to these federal depreciation methods. A successful challenge to these methods could adversely affect the amount of taxable income or loss being allocated to our unitholders for state tax purposes. It also could affect the amount of gain from a unitholder’s sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to the unitholder’s state tax returns.

Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a non-resident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “— Tax Consequences of Common Unit Ownership — Entity-Level Collections.” Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult with, and depend on, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as U.S. federal, tax returns that may be required of him. Andrews Kurth LLP has not rendered an opinion on the state or local tax consequences of an investment in us.

INVESTMENT IN ONEOK PARTNERS, L.P. BY EMPLOYEE BENEFIT PLANS

An investment in us by an employee benefit plan is subject to additional considerations to the extent that the investments by these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA, and restrictions imposed by Section 4975 of the Internal Revenue Code and the provisions and restrictions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA and the Internal Revenue Code (collectively, “Similar Laws”). For these purposes, the term “employee benefit plan” includes, but is not limited to, certain qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and individual retirement annuities or accounts (IRAs) established or maintained by an employer or employee organization and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements. Incident to making an investment in us, among other things, consideration should be given by an employee benefit plan to:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

•	whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(l)(C) of ERISA; and

•	whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return.

In addition, the person with investment discretion with respect to the assets of an employee benefit plan or other arrangement that is covered by the prohibited transactions restrictions of ERISA, the Internal Revenue Code or any other Similar Law, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan or arrangement.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit certain employee benefit plans, and Section 4975 of the Internal Revenue Code prohibits IRAs and certain other arrangements that are not considered part of an employee benefit plan, from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the plan or other arrangement that is covered by ERISA or the Internal Revenue Code.

In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan or other arrangement should consider whether the plan or arrangement will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner also would be considered to be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code or any other Similar Law.

The U.S. Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans or other arrangements described above acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things:

•	the equity interests acquired by employee benefit plans or other arrangements described above are publicly offered securities — i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

•	the entity is an “operating company” — i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries; or

•	less than 25% of the value of each class of equity interest, disregarding any such interests held by our general partner, its affiliates, and some other persons, is held by the employee benefit plans referred to above, IRAs and other employee benefit plans or arrangements subject to ERISA or Section 4975 of the Internal Revenue Code.

Our assets should not be considered “plan assets” under these regulations because it is expected that the investment in our common units will satisfy the requirements in the first bullet point above.

Plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences of such purchase under ERISA, the Internal Revenue Code and any other applicable Similar Law in light of possible personal liability for any breach of fiduciary duties and the imposition of serious penalties on persons who engage in prohibited transactions under ERISA, the Internal Revenue Code or any other applicable Similar Law.

PLAN OF DISTRIBUTION

Under this prospectus and any accompanying prospectus supplement, we may sell our common units in and outside the United States (1) through one or more broker-dealers, (2) through underwriters, (3) through agents, (4) directly to investors, (5) through a combination of any of these methods of sale or (6) through any other methods permitted by applicable law. The prospectus supplement will set forth the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of our common units;

•	the net proceeds we will receive from the sale of the common units;

•	any delayed delivered arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	the initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

We will fix a price of our common units at:

•	market prices prevailing at the time of any sale under this registration statement;

•	prices related to market prices; or

•	negotiated prices.

We may change the price of the common units offered from time to time.

We will pay or allow distributors’ or sellers’ commissions that will not exceed those customary in the types of transactions involved. Broker-dealers may act as agents or may purchase securities as principal and thereafter resell the common units from time to time:

•	in or through one or more transactions or distributions;

•	on the NYSE;

•	in the over-the-counter market; or

•	in private transactions.

Sale Through Underwriters or Dealers

If we use underwriters in the sale of our common units, the underwriters will acquire the common units for their own account. The underwriters may resell the common units from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the common units will be subject to certain conditions, and the underwriters will be obligated to purchase all of the offered common units if they purchase any of them. The underwriters may sell common units to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. The underwriters may change from time to time the public offering price and any discounts, concessions or commissions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the common units in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the common units sold for their account may be reclaimed by the syndicate if the offered common units are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered common units, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

If we use dealers in the sale of securities, we may sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of these securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the common units directly. In that event, no underwriters or agents would be involved. We may sell the common units directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those common units. We may use electronic media, including the Internet, to sell the common units directly.

We may also sell the common units through agents we designate from time to time. We will describe the terms of any such sales in the prospectus supplement. In the prospectus supplement, we will name any agent involved in the offer or sale of the common units, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

At-the-Market Offerings

To the extent that we make sales of the common units through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of an equity distribution agreement or other at-the-market offering arrangement between us and the underwriters or agents. If we engage in at-the-market sales of the common units pursuant to any such agreement, we will issue and sell our common units through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell our common units on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The agreement will provide that any common units sold will be sold at prices related to the then-prevailing market prices for our common units. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time. Pursuant to the terms of the agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common units. The terms of each such agreement will be set forth in more detail in the applicable prospectus supplement.

Delayed Delivery Contracts or Forward Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from selected types of institutions to purchase the common units from us at the public offering price under delayed delivery contracts or forward contracts providing for payment or delivery on a specified date in the future at prices determined as described in the prospectus supplement. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of such contracts.

General Information

Agents, dealers and underwriters that participate in the distribution of our common units are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the agents, dealers and underwriters, and their respective affiliates, that participate in the distribution of our common units will have provided in the past, and may provide from time to time in the future, various financial advisory and commercial and investment banking services for us and our affiliates, for which they have received and in the future will receive customary compensation and expense reimbursement. Additionally, affiliates of certain of the agents, dealers and underwriters that participate in the distribution of our common units may from time to time act as (i) dealers under our $1.7 billion commercial paper program and (ii) lenders under our revolving credit agreement, and as such, may receive the net proceeds from the distribution of our common units through the repayment by us of outstanding commercial paper or amounts outstanding under our revolving credit agreement.

Because the Financial Industry Regulatory Authority (“FINRA”) views our common units as interests in a direct participation program, any offering of common units under the registration statement of which this prospectus forms a part will be made in compliance with Rule 2310 of the FINRA Conduct Rules. Any compensation to be received by underwriters in connection with an offering of securities pursuant to this prospectus will not exceed 8% of the gross proceeds of such offering.

LEGAL MATTERS

Certain legal matters in connection with our common units will be passed upon for us by Andrews Kurth LLP, Houston, Texas. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ONEOK Partners, L.P.

Common Units

Representing Limited Partner Interests

Having an Aggregate Offering Price of Up to

$650,000,000

PROSPECTUS SUPPLEMENT

Citigroup	Barclays	BofA Merrill Lynch	Deutsche Bank Securities

Goldman, Sachs & Co.	Jefferies	J.P. Morgan	Morgan Stanley	MUFG

RBC Capital Markets	UBS Investment Bank	Wells Fargo Securities

November 19, 2014